Exhibit 10.86

AGREEMENT

Agreement, dated as of April 9, 2004, between Russ Berrie and Company, Inc. (together with its successors and assigns, the “Company”) and Andrew R. Gatto (the “Executive” and, together with the Company, the “Parties”).

Effective as of June 1, 2004 or such earlier date as the Parties may mutually agree (the “Commencement Date”), the Executive shall be employed by the Company as its President and Chief Executive Officer, on the terms and conditions set forth herein.  His employment by the Company shall be on an “at will” basis and shall be subject to termination by the Company or the Executive, with or without Cause or Good Reason (as defined below), with the consequences provided in this Agreement.  Certain terms used in this Agreement are defined in Section 8.

The Parties intending to be legally bound hereby agree as follows:

1.                                       POSITION; DUTIES

The Executive shall be employed as President and Chief Executive Officer of the Company, commencing as of the Commencement Date.  He shall have the authorities and responsibilities customarily associated with such status in a company of the size and structure of the Company, including the right to approve the hiring and/or termination of any employee of the Company or its subsidiaries.  He shall report directly to the Board of Directors of the Company (the “Board”) and shall have ultimate responsibility for all the Company’s current and future operations in the U.S. and abroad, which currently include:

•                                          Russ North America

•                                          Russ International

•                                          Russ Far East

•                                          Sassy

•                                          Bright of America

The Executive shall devote substantially all of his business time, effort and energies to the business of the Company; provided, however, that notwithstanding the foregoing, he may (a) serve on the board of directors of a reasonable number of trade associations and/or charitable organizations, (b) engage in charitable activities and community affairs, (c) accept and fulfill a reasonable number of speaking engagements and (d) manage his personal investments and affairs, as long as such activities do not individually or in the aggregate interfere with the proper performance of his duties and responsibilities for the Company in any material respect; provided further, that he may serve on the board of directors of any for-profit business entity, but only with the prior written consent of the Chairman of the Board or the Chairman of the Executive Committee of the Board, which consent will not be unreasonably withheld or delayed if the Chairman of the Board or the Chairman of the Executive Committee of the Board, as applicable, concludes in his discretion that such service will not interfere with the proper performance of the Executive’s duties hereunder.

2.                                       COMPENSATION AND BENEFITS.                                               Subject in each case to the provisions of Section 3 of this Agreement in the event that his employment hereunder terminates, the Executive shall be entitled to the following compensation and benefits with respect to the period during which he is employed hereunder:

(A)                              Base Salary.  The Company shall pay the Executive an annual base salary of $650,000 (“Base Salary”), payable in accordance with the Company’s usual payroll practices.  The Compensation Committee of the Board may consider an increase of Base Salary annually in its discretion.  The Base Salary shall not be decreased, at any time or for any purpose (including for the purpose of determining entitlements under Section 3) during the Executive’s employment hereunder.

(B)                                Incentive Compensation.  The Executive shall participate in the Company’s Incentive Compensation Program (the “IC Program”), on the terms and conditions set forth in Annex I hereto, which is incorporated by reference herein.

(C)                                Merit Bonus.  The Executive shall receive an annual Merit Bonus in a maximum amount equal to 20% of his Base Salary (the “MB”), in the event that a set of strategic objectives determined annually by the Compensation Committee in its discretion (after discussion with the Executive) are achieved. The amounts payable as the MB will be determined by the Compensation Committee in its discretion in good faith.  The MB for 2004, if any, will be pro-rated by multiplying the amount otherwise payable by a fraction, the numerator of which is the number of days from the Commencement Date through December 31, 2004 (inclusive) and the denominator of which is 366.  The MB will be paid no later than March 31st in the year following the year in respect of which the MB has been earned.

(D)                               Super-Bonus.  The Executive shall receive a one-time “super-bonus” (the “SB”), to the extent provided under the terms and conditions set forth in Annex II hereto, which is incorporated by reference herein.

(E)                                 Stock Options.  On the Commencement Date, the Company will grant the Executive (i) a stock option under the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “2004 Plan”) to purchase 100,000 shares of Company stock and (ii) a stock option outside of the  2004 Plan to purchase 150,000 shares of Company stock, in each case at the closing market price on the date of grant (collectively, the “Option”). The Option shall be evidenced by stock option agreements in the form of Exhibit C. The number of shares underlying the Option will be adjusted to the extent appropriate under the principles set forth in Section 4 of the stock option agreements for relevant events occurring in between the date of this Agreement and the Commencement Date.  Additional option grants will be considered by the Board no less frequently than triennially, in its discretion.

(F)                                 Perquisites.  The Company shall reimburse the Executive for the cost of leasing and operating an automobile selected by the Executive, subject to a maximum reimbursement of $1,400 per month.  The Company shall also bear or reimburse the Executive for the cost of insurance for that automobile.  The Executive shall also be entitled to receive any other perquisites provided to other senior executives of the Company, on terms no less favorable than those provided by the Company to any other such executive.

(G)                                Expense Reimbursement.

(1)                                  The Company shall reimburse the Executive for business expenses reasonably incurred by him in the performance of his duties with the Company, in accordance with the Company’s usual practices.  Notwithstanding the foregoing, the limitations on travel expenses set forth in the Company Employee Handbook shall not be applicable to the Executive, provided, however, that in the event that the Executive travels with other executives of the Company, he will travel in the same class and, unless he determines that the difference is warranted by business considerations, be provided with similar accommodations.

(2)                                  The Company shall promptly reimburse the Executive for all legal fees and expenses incurred in negotiating and documenting his employment arrangement with the Company (up to a maximum aggregate payment of $40,000).

(H)                               Other Benefits.

(i)                                     Group Health, Life, Accident and Disability Insurance Plans.

After 90 days of continuous employment, the Executive will be entitled to participate in: (a) the Company’s contributory group health plan; and (b) the Company’s non-contributory life insurance plan, long term disability plan, business travel insurance plan, accidental death and dismemberment plan. In addition, the Company will pay any COBRA premiums payable by the Executive for coverage under his prior employer’s health plans through the date he becomes entitled to participate in the Company’s health plan (i.e., the 90th day following the Commencement Date).  The Company will also pay for an annual executive physical examination for the Executive.  In addition, in the event the Executive procures an umbrella long term disability policy which pays the Executive up to 50% of his Base Salary through age 62, the Company will pay the lesser of (x) 50% of the premiums due on such policy prior to the termination of the Executive’s employment hereunder and (y) $6,000 per year.

(ii)                                  Dental Insurance Plan.

After twelve months of continuous employment, the Executive will be entitled to participate in the Company’s contributory dental insurance plan.

(iii)                               Employee Assistance Program.

Commencing on the Commencement Date, the Executive will be entitled to participate in the Company’s non-contributory Employee Assistance Program.

(iv)                              Voluntary Benefits Program.

After 90 days of continuous employment, the Executive will be entitled to participate in the Company’s voluntary benefits program which consists of the following offerings: (a)

Flexible Spending Account, (b) additional Short Term Disability coverage and (c) personal accident policy.

(v)                                 401(k) Plan.

After six months of continuous employment, the Executive will be entitled to participate in the Company’s 401(k) plan based on its current provisions.  The Company’s contribution to the Executive’s 401(k) account fully vests over a period of four years of employment.

(vi)                              Executive Deferred  Compensation Plan.

Within 30 days of the Commencement Date, the Executive will be entitled to participate in the Company’s Executive Deferred Compensation Plan.

(vii)                           Director’s and Officer’s Insurance and Indemnification.  The Executive will be provided with director’s and officer’s liability insurance coverage during his employment with the Company, and for six years thereafter, on terms and conditions (including scope, deductibles, etc.) no less favorable to the Executive than those then enjoyed by any other present, or former, director or officer of the Company.  The Executive shall also be entitled to prompt indemnification, and prompt advancement of expenses, with respect to any claim that arises out of, or relates to, his employment by (or services on behalf of) the Company, in each case to the fullest extent permissible under New Jersey law.

(viii)                        Vacation.

The Executive will be entitled to three weeks vacation annually to be taken at times determined by the Executive which do not unreasonably interfere with the performance of his duties hereunder.  Any vacation time not taken during any year may be carried over to subsequent years only if permitted by Company policy, and if so permitted, in accordance with any such policy.

(ix)                                Life Insurance Benefit.

The Company will supplement the Executive’s Company Life Insurance Benefit offered to all executives with a Company-paid key man term life insurance policy (the beneficiary of which is to be designated by the Executive) in an additional amount equal to the lesser of (x) $3,500,000 and (y) the maximum amount that can be purchased for a premium of $15,000 annually.  The Executive will cooperate with the reasonable requirements of the insurer to obtain such coverage.

(x)                                   General.

The Executive will be entitled to participate in the plans and programs described in clauses (i)-(vii) above, and any other employee benefit programs applicable to senior executives generally, in each case at a level, and on terms and conditions consistent with his position, and no less favorable than those provided to other senior executives.

(I)                                    Additional Participation.  The Executive shall be eligible to receive additional equity and other long-term incentive awards during his employment hereunder at the discretion of the Compensation Committee.

(J)                                   Exclusion of Other Benefits.

The terms of this Agreement are intended to be in lieu of, and not in addition to, the following benefits which the Company has made available to other executives, and accordingly, the Executive shall not be entitled to (i) participate in the Company’s Change in Control Severance Plan, (ii) participate in the Company’s general severance policy applicable to domestic vice presidents and above or (iii) receipt of a retention letter of the type currently outstanding with respect to eleven of its officers regarding a change in control of the Company.

3.                                       CONSEQUENCES OF TERMINATION

(A)                              Termination for Cause or Absence of Good Reason.

If the Executive’s employment under this Agreement is at any time terminated by the Company for Cause, or by the Executive without Good Reason (and not on account of death or Disability), the Executive will be entitled to receive the following (promptly following such termination in the case of clause (i) and subject to terms relating to the time of payment specified herein or in the annexes hereto in the case of clause (ii) below):

(i)                                     Base Salary earned through the date that the Executive’s employment hereunder terminates (the “Termination Date”);

(ii)                                  Bonus amounts earned for any prior year, or period, and not yet paid;

(iii)                               Other amounts and benefits, if any, in accordance with the applicable terms of any applicable plan, program, corporate governance document, policy, agreement or arrangement of the Company (collectively, “Company Arrangements”).

In addition, any unvested portion of the Option shall immediately terminate and any unexercised, vested portion of the Option shall remain exercisable for the shorter of 30 days and the remainder of the ten-year term of such Option.

As of the Termination Date, except as set forth above, the rights of the Executive to the accrual, payment and/or receipt of any other compensation or benefits described under Section 2 of this Agreement, including, but not limited to, any award under the IC Program, any Guaranteed Amount (as defined in Annex I), or any payment of any MB or SB, shall immediately cease.

(B)                                Termination without Cause or with Good Reason

(1)                                  If the Executive’s employment under this Agreement is terminated by the Company without Cause or by reason of the Disability of the Executive, or by the Executive for Good Reason (whether or not in connection with a change of control), or by reason of the

Executive’s death (each, a “Qualified Termination”), the Executive shall be entitled to receive the following:

(i)                                     Base Salary earned through the Termination Date;

(ii)                                  Bonus amounts earned for any prior year or period and not yet paid;

(iii)                               Other benefits, if any, in accordance with the applicable terms of any applicable Company Arrangement.

(iv)                              Prompt payment when due of an amount equal to 200% of his annual Base Salary at the time of the Qualified Termination;

(v)                                 (x)  if a Qualified Termination occurs on or prior to the second anniversary of the Commencement Date, payment of (A) an amount equal to the pro-rata portion (determined by multiplying the relevant amount by a fraction, the numerator of which shall equal the number of days the Executive was employed in the year of termination and the denominator of which is 365) of the IC Award (as defined in Annex I) otherwise payable to the Executive for the year in which such termination occurs, determined using a Target Percentage (as defined in Annex I) of 100% and (B) an amount equal to 200% of the IC Award (as defined in Annex I) otherwise payable to the Executive for the full year in which such termination occurs, determined using a Target Percentage (as defined in Annex I) of 100%, and (y) if a Qualified Termination occurs after the second anniversary of the Commencement Date, payment of (A) an amount equal to the pro-rata portion (determined by multiplying the relevant amount by a fraction, the numerator of which shall equal the number of days the Executive was employed in the year of termination and the denominator of which is 365) of the IC Award (as defined in Annex I) otherwise payable to the Executive for the year in which such termination occurs, determined using the actual Target Percentage (as defined in Annex I) achieved in the year in which the termination occurs and (B) an amount equal to 200% of the IC Award actually paid to the Executive with respect to the last full fiscal year of his employment hereunder.  Notwithstanding the foregoing, if the Qualified Termination occurs during 2004, the amount payable pursuant to clause (x)(A) above shall be no less than the 2004 Guaranteed Amount, and if the Qualified Termination occurs during 2005, the amount payable pursuant to clause (x)(A) above shall be no less than the 2005 Guaranteed Amount (each as defined in Annex I);

(vi)                              An amount equal to the MB that would have been earned by the Executive for the year of termination had his employment not terminated, as determined by the Compensation Committee in its discretion in good faith, but prorated (by multiplying that amount by a fraction, the numerator of which shall equal the number of days the Executive was employed in the year of termination and the denominator of which is 365) to reflect his termination.

(vii)                           If a Qualified Termination occurs at any time during or after the second year of any two year period in respect of which the SB would have been earned had the Executive’s employment not terminated, the Executive will be entitled to an amount equal to the SB amount otherwise payable to the Executive multiplied by a fraction, the numerator of which shall equal the number of days the Executive was employed during the two years in respect of which the SB would have been earned and the denominator of which is 730.  For avoidance of doubt, if the employment of the Executive is terminated for any reason prior to commencement of such second year, the Executive shall not be entitled to any portion of the SB.

Any amounts payable pursuant to clause (i) of this paragraph (B) shall be paid promptly after the Termination Date with respect to the Qualified Termination; and amounts payable pursuant to clause (ii) of this paragraph (B) shall be paid in accordance with the payment terms specified herein or in the annexes hereto; any amounts payable under clause (iii) of this paragraph (B) shall be paid, promptly when due; any amounts payable pursuant to clause (iv) of this paragraph (B) shall be paid in 24 equal monthly installments, commencing the month after the termination occurs; any amounts payable pursuant to clause (vii) of this paragraph (B) shall be paid as described in Annex II; any other amounts payable under this paragraph (B) shall be payable no later than March 31st in the year following the year in which the Qualified Termination occurs.  In order to receive any payments or benefits under Section 3(B) of this Agreement, the Executive must execute and deliver to the Company a release in substantially the form of Exhibit A, which release shall become effective only if it is countersigned by an authorized officer of the Company, and returned to the Executive, within ten business days after it is received by the Company.  All amounts payable hereunder shall be without interest if paid when due.

In addition, in the event of a Qualified Termination, the unexercised portion of the Option whether or not vested, shall become vested and immediately exercisable for a period of two years from the Qualified Termination or the remainder of the ten-year term of the Option, whichever is shorter, notwithstanding anything to the contrary in the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan.

As of the termination date, except as set forth above, the rights of the Executive to the accrual, payment and/or receipt of any other compensation or benefits described under Section 2 of this Agreement shall immediately cease.

(2)                                  Benefits.

Notwithstanding anything to the contrary in paragraph (1) above, the Company shall, through the second anniversary of the Qualified Termination, continue to provide to the Executive medical and other insurance benefits, in each case to the extent and on substantially the same basis as provided immediately prior to the Qualified Termination (disregarding any reduction described in clause (B) of the definition of Good Reason).

(3)                                  Parachute Payments

If the Executive’s receipt of any payment and/or non-monetary benefit under this Agreement that constitutes a “parachute payment” for purposes of determining the amount of any excise tax due under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, the “Plan Payments”) would cause him to become subject to any such excise tax, the Company shall reduce the cash portion of his Plan Payments to the extent necessary to avoid the application of such excise tax if (i) the required reduction does not exceed 10% of the aggregate amount of the Plan Payments and (ii) as a result of such reduction, the net benefits to the Executive of the Plan Payments as so reduced (after payment of applicable income, excise and other taxes thereon) exceeds the net benefit to the Executive of the Plan Payments without such reduction (after payment of applicable income taxes, excise and other taxes thereon). If a reduction in Plan Payments in the amount permitted by clause (i) is insufficient to avoid the application of such excise tax, then the provisions of “Exhibit B,” attached hereto and incorporated herein, shall apply to the Executive.

(C)                                No Mitigation; No Offset

In the event of any termination of the employment of the Executive hereunder, the Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him (other than as expressly provided herein) on account of any remuneration attributable to any subsequent employment that he may obtain or any claims the Company or any of its affiliates may have against him.

4.                                       CONFIDENTIALITY

The Executive shall, during and after his employment by the Company and except in connection with performing services on behalf of (or for the benefit of) the Company or any of its affiliates, keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law.  Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prohibit the Executive from making any statement or disclosure (i) to the extent required by law; (ii) to the extent required by subpoena or other legal process (upon receipt of which the Executive shall immediately give the Company written notice thereof in order to afford the Company an opportunity to contest such disclosure); (iii) with the Company’s prior written consent; or (iv) in confidence to an attorney for the purpose of obtaining legal advice.

Upon termination of his employment with the Company, the Executive shall return to the Company all confidential, proprietary and non-public materials, and any other property of the Company, in his possession.  The personal property of the Executive, including his rolodex, documents relating to his benefits, compensation, tax liabilities, personal obligations (e.g., restrictive covenants), and the like, shall not be subject to return pursuant to the preceding sentence.

5.                                       NON-COMPETE; NONSOLICITATION

The Executive agrees that during his employment by the Company and for two years thereafter he shall not personally (i) directly or indirectly, engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any business engaged in the manufacture, distribution, promotion, design, marketing, merchandising or sale of gift, novelty, home décor or baby/infant products, or (ii) directly or indirectly, solicit the employment or retention of (or attempt, directly or indirectly, to solicit the employment or retention of or participate in or arrange the solicitation of the employment or retention of) any person who is to his knowledge then employed or retained by the Company, or by any of its subsidiaries or affiliates.  Notwithstanding the foregoing, nothing in this Section 5 shall prohibit the Executive from (i) performing services, with or without compensation, for any business or entity, that do not directly relate to business activities that compete directly and materially with a material business of the Company or its subsidiaries or (ii) acquiring or holding not more than five percent of any class of publicly-traded securities of any business.

6.                                       NONDISPARAGEMENT

The Executive shall, after his employment with the Company has terminated, refrain from any action that could reasonably be expected to harm the reputation or goodwill of the Company, its subsidiaries or affiliates, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, employees, agents or representatives.

The Company shall, after the employment of the Executive with the Company has terminated, refrain from any action that could reasonably be expected to harm the reputation of the Executive, including, without limitation, making derogatory comments about the character or ability of the Executive.

7.                                       REMEDY FOR BREACH AND MODIFICATION

The Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irreparably damaged if these provisions are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith.  In addition, notwithstanding any provision in this Agreement to the contrary, if the Executive breaches any of the provisions of Sections 4, 5 or 6 of this Agreement at any time and such breach is either (x) willful and not inconsequential or (y) in a material respect and not cured promptly after notice from the Company, he shall not thereafter be entitled to any payments or benefits under this Agreement, including any annexes hereto.

8.                                       DEFINITIONS

“Cause” shall mean: (A) wrongful refusal, or repeated willful failure, by the Executive to perform his duties hereunder as an employee of the Company; (B) in carrying out his duties, the Executive engages in conduct that constitutes willful gross neglect, willful gross misconduct, willful fraud with regard to the Company or its assets; or (C) conviction of, or the pleading of guilty or nolo contendere to, a felony.  No termination of the Executive’s employment shall be treated as for “Cause” unless, prior to such termination: (i) the Executive has been provided written notice from the Board or the Executive Committee of the Board setting forth the basis on which the Board is considering terminating his employment for “Cause” (a “Cause Notice”); (ii) the Executive has been afforded a review by the Board, including a hearing before the Board within 14 days following his receipt of such Cause Notice, provided, that the Executive requests such hearing within 7 days of receipt of such Cause Notice; and (iii) within 10 days after the later of such review and such hearing (if any), the Board confirms, by affirmative vote of a majority of its members and on written notice to the Executive, that “Cause” exists.

“Disability” shall mean a physical or mental incapacity of the Executive which renders him totally and permanently incapable of performing his duties for the Company, provided that proof of disability under the Federal Social Security Act shall be conclusive evidence of Disability hereunder.

“Good Reason” shall mean the attainment by the Executive of his Normal Retirement Age (as defined on the date of his retirement under the Company’s 401(k) plan, or the occurrence of any of the following events without the Executive’s express written consent and without full cure by the Company on 15 days’ written notice from the Executive describing the “Good Reason” event he believes has occurred and requesting cure (provided, that for the avoidance of doubt, if full cure is made by the Company within 15 days of such notice, a “Good Reason” event shall be deemed not to have occurred): (A) material diminution in the Executive’s position, status, responsibilities or authorities; (B) a material reduction in the Executive’s aggregate compensation or benefits; (C) the Company’s requiring the Executive to relocate the Executive’s office outside of the Northern New Jersey suburbs; (D) any failure to make the Executive a member of the Board no later than 15 days after the Commencement Date, or to thereafter maintain him as a member of the Board during his employment hereunder; (E) any material breach by the Company of any material term of this Agreement (including its attachments); (F) the occurrence of a Change in Control of the type defined in clause (A) (except that for this purpose the reference to “25%” therein shall be deemed to be “50.1%), clause (C) or clause (D) of the definition of Change of Control in the Company’s Change of Control Severance Plan on the date of this Agreement (provided that the Executive remains employed with the Company for six months thereafter); or (G) any failure to promptly obtain the assumption of this Agreement by any successor to all or substantially all of the business or assets of the Company.  A termination for “Good Reason” shall be effected by the Executive giving at least 15 day’s written notice of such termination after a Good Reason event has occurred.

Any determination that “Cause” or “Good Reason” exists shall be subject to de novo review in arbitration pursuant to Section 11(B) below.

9.                                       SEVERABILITY

If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

10.                                 COUNTERPARTS; FACSIMILIES

This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.  Signatures delivered by facsimile shall be effective for all purposes.

11.                                 GOVERNING LAW; JURISDICTION; ARBITRATION

(A)                              This Agreement shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles.

(B)                                Any claim or dispute arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the Executive’s employment with the Company or the termination thereof (a “Dispute”), shall, except to the extent otherwise provided in Section 11(C) below with respect to certain claims for injunctive relief, be submitted for de novo review in arbitration in accordance with the procedures set forth in this Section 11(B).  A party that wishes to initiate the arbitration of a Dispute (the “Initiating Party”) shall give notice of its demand for arbitration to the other party (or parties); that notice must include a description of the Dispute in reasonable detail and a specific description of the relief sought by the Initiating Party, including a proposed form of award by the arbitrator.  Within ten days after that notice is given, the other party or parties (each, a “Responding Party”) shall give notice to the Initiating Party including a statement as to whether it wishes to submit to the arbitration a Dispute that varies from, or is in addition to, the Dispute described in the Initiating Party’s notice and a specific description of the relief sought by the Responding Party, including a proposed form of award by the arbitrator.  If a Responding Party’s notice describes a Dispute that varies from, or is in addition to, the Dispute described in the Initiating Party’s notice, the Initiating Party may, by notice to the Responding Party within five days after the Responding Party’s notice is given, modify the description of its requested relief, including the proposed form of award by the arbitrator, to take account of the Dispute as described in the Responding Party’s notice.  The arbitration shall be conducted in New Jersey before a single arbitrator in accordance with the rules of the American Arbitration Association (at the offices of the American Arbitration Association nearest to the principal executive offices of the Company), provided that all appropriately documented costs (including reasonable attorneys fees and expenses) of any such arbitration are to be paid by the Company promptly as incurred, subject to prompt reimbursement to the Company by the Executive of the fees and expenses of his counsel to the extent that his claims and defenses are found by the arbitrator to lack reasonable basis.

(C)                                Notwithstanding the foregoing, either Party may seek to enforce, through injunctive or similar relief, any provision of Sections 4, 5 or 6 of this Agreement in the courts of the State of New Jersey, or if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the Parties hereby consents to the jurisdiction of such courts (and the appropriate appellate courts) and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world, whether within or without the State of New Jersey.

12.                                 NOTICES

Any notice or other communication made or given in connection with this Agreement may be given by counsel, shall be in writing, and, if to a Party, shall be deemed to have been duly given when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a Party at his or its address or facsimile number set forth below or at such other address or facsimile number as a Party may specify by notice to the other Party:

To the Executive, at his principal residence as reflected in the records of the Company, with a copy to him at his principal business office during his employment with the Company:
with a simultaneous copy to:

Morrison Cohen Singer & Weinsten, LLP
750 Lexington Avenue
New York, NY 10022
Attention:	Robert M. Sedgwick, Esq.
Fax No.: 212-735-8708

To the Company:
111 Bauer Drive
Oakland, NJ 07436
Attention:	Arnold S. Bloom, Esq.
General Counsel
Fax No.:(201) 405-7377

with a simultaneous copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention:	Joel I. Greenberg, Esq.
Fax No.: 212-836-8211

13.                                 ENTIRE AGREEMENT; AMENDMENT

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the Parties with respect thereto, and cannot be changed or terminated orally.  Any conflict between the provisions of this Agreement (including all attachments) and the provisions of any other present or future Company Arrangement shall be resolved in favor of this Agreement, unless the Parties otherwise agree in a signed writing that specifically identifies the provision(s) of this Agreement (including all attachments) that are intended to be affected.

14.                                 WAIVER

The failure of any Party or person to insist upon strict adherence to any term of this Agreement (including all attachments) on any occasion shall not be considered a waiver or deprive that Party or person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement (including all attachments).  Any waiver must be in writing and must specifically identify the provision(s) of this Agreement (including all attachments) being affected.

15.                                 ASSIGNMENT

Except as otherwise provided in this Section 15, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity that succeeds to all, or substantially all, of the Company’s business or assets, and that expressly assumes (or assumes by operation of law in any merger or consolidation) the Company’s obligations hereunder.  In the event of the Executive’s death or a judicial determination of his incapacity, references in this Agreement (including its attachments) to the “Executive” shall be deemed to include, as appropriate, his estate, heirs and/or legal representatives.

16.                                 AUTHORITY

The Company represents and warrants that it has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.  The Executive represents and warrants that to the best of his knowledge and belief, he is not subject to any contractual or other commitment (including commitments relating to notice of resignation) that he has not disclosed to the Company and that would be breached by the Executive by his performance of this Agreement.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not become effective (x) until the Executive’s present employer executes and delivers to him a waiver letter in the form previously provided to the Company or otherwise satisfactory to the Company and the Executive provides the Company with a copy of such letter and (y) unless the condition specified in clause (x) is satisfied on or before June 1, 2004.

17.                                 CODES

The Board has adopted a Code of Business Conduct and Ethics and a Code of Ethics for Principal Executive Officer and Senior Financial Officers.  The Executive is expected to require compliance with those codes by the employees covered thereby and to comply himself.

18.                                 DEDUCTIONS

The Company may deduct from the compensation described herein any applicable Federal, state and/or city withholding taxes, any applicable social security contributions, and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations or any election he shall have made.

19.                                 CAPTIONS

The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement as of the date first set forth above.

RUSS BERRIE AND COMPANY, INC.

By:	/s/ Josh Weston

	Name:	Josh Weston

	Title:	Chairman

THE EXECUTIVE

/s/ Andrew R. Gatto
Andrew R. Gatto

Exhibit A

GENERAL RELEASE

1.                                       GENERAL RELEASE OF ALL CLAIMS

The undersigned individual (the “Executive”) hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Executive ever had, now has or may have in the future against Russ Berrie and Company, Inc. (the “Company”), its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (the “Releasees”), to the extent arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services and other than claims for payments, benefits or entitlements preserved by Section 3 of the Employment Agreement dated as of April 9, 2004, between the Company and the Executive (the “Employment Agreement”), including without limitation:  (i) any such claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York Human Rights Law, the New Jersey Law Against Discrimination; the New Jersey wage and hour laws, and the New Jersey Conscientious Employee Protection Act; the California Fair Employment and Housing Act, the California Labor Code, (ii) any and all other such claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations or executive orders; or (iii) any and all such claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortuous conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever (collectively, “Executive’s Claims”).

The Company, on its own behalf and on behalf of each of its affiliates, hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Company or any of its affiliates ever had, now has or may have in the future against the Executive, to the extent arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services (excluding any claims arising under Federal or state securities laws and claims arising under, or preserved by, Sections 4, 5 and/or 6 of the Employment Agreement), including without limitation:  (i) any such claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury

Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York Human Rights Law, the New Jersey Law Against Discrimination; the New Jersey wage and hour laws, and the New Jersey Conscientious Employee Protection Act; the California Fair Employment and Housing Act, the California Labor Code, (ii) any and all other such claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations or executive orders; or (iii) any and all such claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortuous conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever (collectively, “Company’s Claims”).

Execution of this Release by the Executive and the Company operates as a complete bar and defense against any and all of the Executive’s Claims against the Company and/or the other Releasees and any and all of the Company’s Claims against the Executive, as applicable.  If the Executive or the Company should hereafter assert any Executive’s Claims, or Company’s Claims, as applicable, in any action or proceeding against the Company or any of the Releasees or the Executive, as applicable, in any forum, this Release may be raised as and shall constitute a complete bar to any such action or proceeding and the Company and/or the Releasees shall be entitled to recover from the Executive, and the Executive shall be entitled to recover from the Company, as applicable, all costs incurred, including attorneys’ fees, in defending against any such Executive’s Claims, or Company’s Claims, as applicable.

Each party further waives and relinquishes any rights and benefits which he/it has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Release.  Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his/its favor at the time of executing the release, which if known by him/it must have materially affected his/its settlement with the debtor.  Each party acknowledges that he/it is aware that he/it may later discover facts in addition to or different from those which he/it now knows or believes to be true with respect to the subject matter of this Release, but it is his/its intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in the first paragraph hereof, and that in furtherance of this intention, the releases given in this Release shall be and remain in effect as full and complete general releases to the extent set forth in the first paragraph herein, notwithstanding discovery or existence of any such additional or different facts.

2.                                       OPPORTUNITY FOR REVIEW

The Executive acknowledges that he has had a reasonable opportunity to review and consider the terms of this Release for a period of at least 21 days, that he understands and has had the opportunity to receive counsel regarding his/ her respective rights, obligations and liabilities under this Release and that to the extent that the Executive has taken less than 21 days to consider this Release, the Executive acknowledges that he has had sufficient time to consider this Release and to consult with counsel and that he does not desire additional time to consider this Release.

3.                                       BINDING EFFECT

This Release is binding on the Executive’s heirs and personal representative and on the successors and assigns of the Company.

4.                                       GOVERNING LAW; ARBITRATION; MISCELLANEOUS

The provisions of Sections 9, 10, 11(A), 12, 14, 16, and 19 of the Employment Agreement shall be deemed incorporated into this Agreement as if fully set forth herein.  Any claim or dispute arising under or relating to this Release, or the breach, termination or validity of this Release, shall be deemed a “Dispute” subject to Section 11(B) of the Employment Agreement.

This Release shall become effective only if countersigned by an authorized officer of the Company, and returned to the Executive, no later than ten business days after it is executed and delivered to the Company by the Executive.

RUSS BERRIE AND COMPANY, INC.

By:	/s/ Josh Weston

/s/ Andrew R. Gatto
Andrew R. Gatto

Exhibit B

This Exhibit B shall apply only as provided by the last sentence of Section 3(B)(3) of the Employment Agreement, dated as of April 9, 2004 (the Employment Agreement”) to which it is attached.

(a)                                  For purposes of this Exhibit B, the following terms shall have the following meanings:

“Payment” shall mean any payment or distribution (or acceleration of benefits) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable (or accelerated) pursuant to the terms of the Employment Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit B).  In addition, “Payment” shall also include the amount of income deemed to be received by the Executive as a result of the acceleration of the exercisability of any of the Executive’s options to purchase stock of the Company, the acceleration of the lapse of  restrictions on restricted stock of the Company held by the Executive or the acceleration of payment from any deferral plan.

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties incurred by the Executive with respect to such excise tax.

“Income Tax” shall mean all taxes other than the Excise Tax (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes imposed by any United States federal (including (i) FICA and Medicare taxes, and (ii) the tax resulting from the loss of any federal deductions or exemptions which would have been available to the Executive but for receipt of the Payment), state or local government.

(b)                                 In the event it shall be determined in accordance with this Exhibit B that a Payment is subject to an Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of Income Tax and Excise Tax imposed upon or resulting from the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(c)                                  All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to a Change in Control or, if such accounting firm fails to agree to perform the functions contemplated by this Exhibit B, an accounting firm of national reputation designated by the Company (in either case, the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to the Executive within 20 business days of the receipt of notice from the Executive that there has been a Plan Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  All fees and expenses of the Accounting Firm with respect to the matters contemplated by this Exhibit B shall be borne by the Company.  Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Executive within ten days of the Determination, but in no event later than the date that the

Excise Tax payment to which it relates is due (through withholding or otherwise).  If the Accounting Firm determines that no Excise Tax is payable, the Executive may request the Accounting Firm to furnish the Executive with a written opinion that there is a reasonable basis for that determination.  The Determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in paragraph (d) below.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to paragraph (d) below and the Executive is thereafter required to make payment of any Excise Tax or Income Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d)                                 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment or any Underpayment.  Such notification shall be given as soon as practicable but no later than five business days after the Executive is informed in writing of such claim and shall include copies of all communications received from the Internal Revenue Service and apprize the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which such notice is given to the Company.  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall not pay such claim unless directed to do so by the Company and shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim and provide the Company with copies of all communications received from the Internal Revenue Service or other taxing authority with respect to such claim, or served on him in any related litigation, upon receipt,

(ii)                                  take such action in connection with contesting such claim as the Company shall from time to time reasonably direct, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to control any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or Income Tax imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Income Tax imposed with respect to such advance or with respect to any imputed income with respect to such advance.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder or an Underpayment and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, provided that such action by the Executive does not affect the Company’s ability to settle or contest issues with respect to which a Gross-Up Payment would be payable or an Underpayment.

(e)                                  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after payment of taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, the proceedings contemplated by paragraph (d) above, result in a final determination not subject to further review or appeal to the effect that the Executive is not be entitled to any refund with respect to such claims then such advance shall be forgiven and shall not be required to be repaid.

Annex II
RUSS BERRIE AND COMPANY, INC.
SUPER BONUS PROGRAM
ANDREW R. GATTO

Subject in all cases to the provisions of the Employment Agreement, dated as of April 9, 2004 to which this Annex II relates (including, without limitation, the provisions of Section 3 thereof), the Executive shall receive a one-time bonus based on attainment of operating income targets by the Company in two consecutive calendar years, to the extent, if any, described below.

The Executive shall receive a one time “super bonus” (the “SB”) of $500,000 in the event that (x) the Company achieves operating income or EBITDA in excess of targets (to be agreed by the Executive and the Board of Directors as promptly as reasonably practicable after the Executive’s employment with the Company commences) in each of two consecutive calendar years prior to January 2009 and (y) consolidated net sales of the Company for the second of those years equals or exceeds consolidated net sales for the previous year.

If the SB is earned, it will be paid in three installments, without interest.  The first installment will be paid no later than March 31 in the year following the second year of the two year period in respect of which the SB has been earned.  The second installment will be paid no later than 12 months, and the third installment will be paid no later than 24 months, after the first installment is due.

In compliance with the law, payments under this agreement are subject to withholding taxes and deductions for contributions to the Company’s 401(k) and Executive Deferred Compensation plans.

This program confers no right to continued employment.  Employment remains “at will”, does not represent a specific guarantee and may be terminated by the Company with or without cause at any time.

Annex I
RUSS BERRIE AND COMPANY, INC.
INCENTIVE COMPENSATION PROGRAM
ANDREW R. GATTO

The Incentive Compensation (“IC”) Program provides a select group of executives of the Company and its subsidiaries with an opportunity each year to earn substantial extra cash remuneration (an “IC Award”) based on attainment of operating income targets by the Company.  The description of the eligibility of the Executive to participate in the IC Program and to receive any IC Award (including the Guaranteed Amount described below) is in all cases subject to the provisions of the Employment Agreement, dated as of April 9, 2004 to which this Annex I relates (including, without limitation, the provisions of Section 3 thereof).

Each participant in this IC Program has been assigned an individual participation percentage (IC%) based, among other things, on the participant’s responsibilities and past performance as determined by the Board of Directors or a committee thereof (the “Board”).  Your IC% is 40% (and your IC% will not be decreased during your employment with the Company although an increase in your IC % may be considered by the Board in its discretion). Further, annual operating income targets for the business segment in which the participant is most involved, in your case the entire Company, will be established annually by the Board.  The targets for each business segment will be assigned percentages (a “Target Percentage”) ranging from 20% for the lowest acceptable amount of operating income to 200% at and above the highest “stretch” goal.  Except as provided below, there will be no IC Award payout if the 20% target is missed.

The amount of an IC Award is the product of (x) then current annual Base Salary, (y) the participant’s IC% and (z) the Target Percentage achieved by his or her business segment, in your case, the entire Company.  For example, a divisional executive with a salary of $120,000 per annum and an IC% of 40% would receive $9,600 if the 20% target is met by the relevant business segment and $57,600 if the 120% target is met.  The Target Percentage achieved by the Company will be determined by the Compensation Committee of the Board of Directors, whose determination shall be binding on you if made reasonably and in good faith.

IC Award payouts for achievement of results between 20% and 100% and between 100% and 200%, respectively, will be determined by a straight line interpolation. The IC Award payable with respect to 2004 shall be pro-rated to reflect the date on which your employment commences by multiplying the amount otherwise payable by a fraction (the “2004 Factor”) the numerator of which is the number of days from the date on which your employment commences through December 31, 2004 (inclusive) and the denominator of which is 366.

Notwithstanding the foregoing, your IC Award with respect to 2004 will not be less than $300,000 multiplied by the 2004 Factor (the “2004 Guaranteed Amount”) and your IC Award with respect to 2005 will not be less than the excess, if any, of $300,000 over your IC Award with respect to 2004 (the “2005 Guaranteed Amount”).

In compliance with the law, IC Awards are subject to withholding taxes and deductions for contributions to the Company’s 401(k) and Executive Deferred Compensation plans.

The Company has the legal right to cancel the entire program without notice for any reason without incurring any liability, provided, however, that the Company shall not have the right to cancel such program (in whole or in part) as it applies to you without your consent, which shall not be unreasonably withheld or delayed.  IC Awards will be paid no later than March 31st in the year following the year in respect of which the IC Award has been earned.

Participation in the IC Program confers no right to continued employment.  Employment remains “at will”, does not represent a specific guarantee and may be terminated with or without cause at any time by the Company, without any entitlement to future payment of IC Awards.

RUSS BERRIE AND COMPANY, INC.
STOCK OPTION AGREEMENT

Date of Grant:                  , 2004

In accordance with the Employment Agreement (the “Employment Agreement”), dated as of April 9, 2004 between Russ Berrie and Company, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”) and Andrew R. Gatto (the “Executive”), the Company does hereby grant to the Executive, as of the grant date set forth above, pursuant to the 2004 Russ Berrie and Company, Inc. Stock Option, Restricted and Non-Restricted Stock Plan (the “Plan”), a stock option (the “Option”) to purchase an aggregate of 100,000 shares of its Common Stock (stated value $.10 per share) (the “Shares”) at the price of $       per share (the “Option Price”), upon the following terms and conditions.  Unless otherwise indicated, capitalized terms used but undefined herein shall have the meanings ascribed to them in the Plan.

1.                                       (a)                                  This Option is intended to be a non-qualified stock option.

(b)                                 Except as provided in Sections 2 and 4 below, this Option shall vest and become exercisable ratably over five years (20% per year) from the Date of Grant, and have a term of ten years from the Date of Grant, provided, however, the term of exercisability of a vested portion of the Option shall be subject to the provisions of Section 2 below.

2.                                       (a)                                  If the employment of the Executive under the Employment Agreement is terminated by the Company without Cause or by reason of the Disability of the Executive, or by the Executive for Good Reason (each as defined in the Employment Agreement), whether or not in connection with a change in control, or by reason of the Executive’s death, any outstanding unexercised portion of this Option, whether or not vested and/or exercisable on the Termination Date, shall be deemed fully vested and exercisable and may be exercised for two years after the Termination Date or the remainder of the ten-year term of the Option, whichever period is shorter.  The “Termination Date” is the date on which the Executive’s employment under the Employment Agreement ceases.

(b)                                 Upon any Change in Control (as defined in the definition of Good Reason in the Employment Agreement), any outstanding unexercised portion of this Option, whether or not vested and/or exercisable on the date of such Change in Control, shall be deemed fully vested and exercisable.  In the event that holders of Shares receive cash, securities or other property in respect of their Shares in connection with a Change in Control, the Company shall use reasonable efforts, to the extent permissible under the Plan, to enable the Executive (if he so elects) to exercise this Option at a time and in a fashion that will entitle him to receive in exchange for any Shares thus acquired the same consideration as is received in such Change in Control by other holders of Shares.

(c)                                  If the employment of the Executive under the Employment Agreement is terminated by the Company for Cause or by the Executive without Good Reason (each as defined in the Employment Agreement), and not due to death or Disability, any outstanding unexercised unvested portion of this Option will be cancelled and deemed terminated as of the Termination Date and any unexercised, vested portion of this Option may be exercised through the earlier of (x) 30 days after the Termination Date or (y) the 10th anniversary of the Date of Grant.

3.                                       This Option shall be exercised by giving written notice of exercise to the Company at 111 Bauer Drive, Oakland, NJ  07430 (Attention: Chief Financial Officer) as follows:

(a)                                  Method of Exercise.  In order to exercise this Option in whole or in part, the Executive shall submit to the Company a writing specifying the whole number of Shares in respect of which the Option is being exercised and accompanied by payment in full (or an arrangement for payment in full) in accordance with Section 3(b) below of the aggregate Option Price of the Shares in respect of which the Option is being exercised.  The number of Shares for which the Option has thus been exercised shall then promptly be issued by the Company (the “Option Shares”) and a certificate for such Shares shall be promptly delivered to the Executive.

(b)                                 Method of Payment.  Payment of the aggregate Option Price for Option Shares may be made (i) by delivery to the Company of cash or a check to the order of the Company and backed by sufficient funds in an amount equal to the aggregate Option Price of such Shares; (ii) to the extent that use of this procedure will not result in any incremental accounting charges to the Company, by authorizing the Company to withhold Shares that would otherwise be delivered to the Executive having an aggregate Market Price on the date of exercise equal to the aggregate Option Price of the Option Shares; (iii) by delivery to the Company of Shares then owned by the Executive having an aggregate Market Price on the date of delivery equal to the aggregate Option Price of the Option Shares; or (iv) by any combination of (i), (ii) or (iii), in each case to the fullest extent permissible under the Plan.  The Company shall also from time to time make available to the Executive any “cashless exercise” procedure that it then makes available to other option holders who are directors and executive officers of the Company.

(c)                                  Delivery of Shares in Payment of Option Price.  Payment by delivery of Shares may be effected by delivering one or more stock certificates or by otherwise delivering Shares to the Company’s reasonable satisfaction, in each case accompanied by such endorsements, stock powers, signature guarantees or other documents or assurances as may reasonably be required by the Company.  If a certificate or certificates or other documentation representing Shares in excess of the amount required are delivered, a certificate (or other satisfactory evidence of ownership) representing the excess number of Shares shall be returned by the Company.  The Company need not accept fractional Shares.

4.                                       The number and type of securities (or other property) subject to this Option, the price to be paid therefor, and the other terms of this Agreement, shall be subject to adjustment as follows:

(a)                                  In the event of any dissolution or liquidation of the Company, sale of all or substantially all of the assets of the Company, merger or consolidation of the Company with or into any other corporation if the Company is the surviving corporation, statutory share exchange involving capital stock of the Company, reorganization, recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, stock combination, rights offering, spin-off or other relevant change, the Committee may adjust the aggregate number of shares of Stock available for awards of options under the Plan, the Option price of the Option, and any or all other matters deemed appropriate by the Committee in good faith, including, without limitation, accelerating the vesting and/or exercise period pertaining to the Option; such adjustment shall be made on a basis that is no less favorable to the Executive than the adjustment, if any, made in respect of such event to options held by persons who are directors and executive officers of the Company is to such holders.

(b)                                 In connection with a Business Combination, the Committee, in its sole discretion, may provide for (i) the continuation of the Plan and/or the assumption of the Option by a successor corporation (or a parent or subsidiary thereof), (ii) the substitution for the Option of new awards covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kind of shares and exercise prices, (iii) upon 10 days’ advance notice from the Committee to the Executive, the acceleration of the vesting and/or exercise period pertaining to the Option or (iv) upon 10 days’ advance notice from the Committee to the Executive, (x) the cancellation of any outstanding portion of the Option that is then exercisable and the payment to the holder thereof, in cash or stock, or any combination thereof, of the value of such portion based upon the price per share of Stock received or to be received by other stockholders of the Company in connection with the Business Combination, and (y) the cancellation of the portion of the Option that is not then exercisable.  In the event of any continuation, assumption or substitution contemplated by the foregoing clauses, the Option shall continue in the manner and under the terms so provided.

(c)                                  If, by reason of any adjustment to the Option pursuant to the provisions described above, the Executive shall be entitled to new, additional or different shares of stock or securities of the Company or any other corporation in respect of the Option, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares subject to the Option prior to such adjustment.

5.                                       This Option shall not be assignable or transferable except by will or by the laws of descent or distribution provided, however, that the Executive may transfer all or any portion of the Option to a member of his Immediate Family, a trust for the benefit of the Executive or any member of his Immediate Family, partnerships in which the Executive or his Immediate Family members and/or trusts are the only partners, and/or any organization exempt under Section 501(c) of the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to the provisions of Section 2, this Option shall be exercisable only by the Executive or his permitted assignee or transferee.

6.                                       Subject to the limitations set forth in the Plan, the Committee is vested with absolute discretion and authority to interpret the Plan and make all determinations necessary or advisable for the administration thereof.  Any determination of the Committee in the administration of the Plan, as described therein, shall be final, conclusive and binding upon the Executive and any person claiming under or through the Executive, including, without limitation, as to any adjustments pursuant to Section 4 hereof.

7.                                       Nothing contained in the Plan or this Agreement shall confer upon the Executive any right with respect to continuance of employment by any Participating Company nor limit in any way the right of the Company to terminate or modify his employment at any time, with or without cause.

8.                                       If the Company is for any reason required to withhold any amount under the tax laws or regulations of the United States, any jurisdiction thereof or local government with respect to the transfer of Option Shares upon exercise of the Option (“Withholding Taxes”), the Executive or other person receiving such Shares shall be required to pay the Company the amount of any such Withholding Taxes, such payment to be made in any of the fashions authorized under Section 3(b) above.

9.                                       The Company shall not be required to issue or deliver a certificate for Option Shares unless the issuance and delivery of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges, if any, on which the Company’s shares of Common Stock may, at that time, be listed; provided, however, that the Company shall use reasonable efforts to satisfy, as promptly as possible, any condition (other than those in the Executive’s control) that would permit such issuance or delivery.

10.                                 Notwithstanding anything contained in the Plan or herein to the contrary, in the event that the disposition of Option Shares is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Option Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder.  The certificates evidencing any of such Option Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

11.                                 The provisions of Sections 9, 10, 11(A), 12, 14, 16, and 19 of the Employment Agreement shall be deemed incorporated into this Agreement as if fully set forth herein.  Any claims or disputes arising out of, or relating to, this Agreement shall be deemed “Disputes” to which Section 11(B) of the Employment Agreement applies.

12.                                 The Executive shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon exercise of the Option granted hereunder unless and until certificates representing such shares shall have been issued by the Company.

13.                                 The Company shall, upon and to the extent of any written request from the Executive, use reasonable efforts to assure that all Option Shares shall upon issuance and delivery, be (i) fully registered (at the Company’s expense) under the Securities Act, for both issuance and resale, (ii) registered or qualified (at the Company’s expense) under such state securities laws as the Executive may reasonably request, for issuance and resale and (iii) listed on a national securities exchange or eligible for sale on the NASDAQ National Market and that all such shares, upon issuance, shall be validly issued, fully paid and nonassessable.  The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Agreement and shall pay all original issue taxes with respect to the issuance of Option Shares upon exercise of the Option and all other fees and expenses incurred in connection therewith.

14.                                 “Market Price”, when used with respect to the price of a Share on a particular day, shall mean the closing price for which a Share is purchased that day (or, if no purchases have been made on such day, on the most recent preceding day on which such a purchase occurred) on the principal national securities exchange or national market system on which Shares are then listed or eligible for sale (or, if Shares are not then listed or eligible for sale on any such exchange or market system, the price as determined by agreement between the Parties or, in the absence of such agreement, the price as determined reasonably, and in good faith, by the Board).

RUSS BERRIE AND COMPANY, INC.

AGREED TO AND ACCEPTED AS OF THE
DATE OF GRANT SET FORTH ABOVE:

ANDREW R. GATTO

RUSS BERRIE AND COMPANY, INC.
STOCK OPTION AGREEMENT

Date of Grant:                  , 2004

In accordance with the Employment Agreement (the “Employment Agreement”) dated as of April 9, 2004, between Russ Berrie and Company, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”) and Andrew R. Gatto (the “Executive”), the Company does hereby grant to the Executive, as of the grant date set forth above, a stock option (the “Option”) to purchase an aggregate of [150,000] shares of its Common Stock (stated value $.10 per share) (“Shares”) at the price of $     per share (the “Option Price”), upon the following terms and conditions.  Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Employment Agreement.

1.                                       (a)                                  This Option is intended to be a non-qualified stock option.

(b)                                 Except as provided in Sections 2 and 4 below, this Option shall vest and become exercisable ratably over five years (20% per year) from the Date of Grant and have a term of ten years from the Date of Grant, provided, however, the term of exercisability of a vested portion of the Option shall be subject to the provisions of Section 2 below.

2.                                       (a)                                  If the employment of the Executive under the Employment Agreement is terminated by the Company without Cause or by reason of the Disability of the Executive, or by the Executive for Good Reason, whether or not in connection with a change in control, or by reason of the Executive’s death, any outstanding unexercised portion of this Option, whether or not vested and/or exercisable on the Termination Date, shall be deemed fully vested and exercisable and may be exercised for two years after the Termination Date or the remainder of the ten-year term of the Option, whichever period is shorter.  The “Termination Date” is the date on which the Executive’s employment under the Employment Agreement ceases.

(b)                                 Upon any Change in Control (as defined in the definition of Good Reason in the Employment Agreement), any outstanding unexercised portion of this Option, whether or not vested and/or exercisable on the date of such Change in Control, shall be deemed fully vested and exercisable.  In the event that holders of Shares receive cash, securities or other property in respect of their Shares in connection with a Change in Control, the Company shall use reasonable efforts to enable the Executive (if he so elects) to exercise this Option at a time and in a fashion that will entitle him to receive in exchange for any Shares thus acquired the same consideration as is received in such Change in Control by other holders of Shares.

(c)                                  If the employment of the Executive under the Employment Agreement is terminated by the Company for Cause or by the Executive without Good Reason, and not due to death or Disability, any outstanding unexercised unvested portion of this Option will be cancelled and deemed terminated as of the Termination Date and any unexercised, vested portion of this Option may be exercised through the earlier of (x) 30 days after the Termination Date or (y) the 10th anniversary of the Date of Grant.

3.                                       This Option shall be exercised by giving written notice of exercise to the Company at 111 Bauer Drive, Oakland, NJ  07430 (Attention: Chief Financial Officer) as follows:

(a)                                  Method of Exercise.  In order to exercise this Option in whole or in part, the Executive shall submit to the Company a writing specifying the whole number of Shares in respect of which the Option is being exercised and accompanied by payment in full (or an arrangement for payment in full) in accordance with Section 3(b) below of the aggregate Option Price of the Shares in respect of which the Option is being exercised.  The number of Shares for which the Option has thus been exercised shall then promptly be issued by the Company (the “Option Shares”) and a certificate for such Shares shall be promptly delivered to the Executive.

(b)                                 Method of Payment.  Payment of the aggregate Option Price for Option Shares may be made (i) by delivery to the Company of cash or a check to the order of the Company and backed by sufficient funds in an amount equal to the aggregate Option Price of such Shares; (ii) to the extent that use of this procedure will not result in any incremental accounting charges to the Company, by authorizing the Company to withhold Shares that would otherwise be delivered to the Executive having an aggregate Market Price on the date of exercise equal to the aggregate Option Price of the Option Shares; (iii) by delivery to the Company of Shares then owned by the Executive having an aggregate Market Price on the date of delivery equal to the aggregate Option Price of the Option Shares; or (iv) by any combination of (i), (ii) or (iii).  The Company shall also from time to time make available to the Executive any “cashless exercise” procedure that it then makes available to other option holders who are directors and executive officers of the Company.

(c)                                  Delivery of Shares in Payment of Option Price.  Payment by delivery of Shares may be effected by delivering one or more stock certificates or by otherwise delivering Shares to the Company’s reasonable satisfaction, in each case accompanied by such endorsements, stock powers, signature guarantees or other documents or assurances as may reasonably be required by the

Company.  If a certificate or certificates or other documentation representing Shares in excess of the amount required are delivered, a certificate (or other satisfactory evidence of ownership) representing the excess number of Shares shall be returned by the Company.  The Company need not accept fractional Shares.

4.                                       The number and type of securities (or other property) subject to this Option, the price to be paid therefor, and the other terms of this Agreement, shall be subject to adjustment as follows:

(a)                                  In the event of any dissolution or liquidation of the Company, sale of all or substantially all of the assets of the Company, merger or consolidation of the Company with or into any other corporation if the Company is the surviving corporation, statutory share exchange involving capital stock of the Company, reorganization, recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, stock combination, rights offering, spin-off or other relevant change, the Committee (as defined in the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “2004 Plan”)) may adjust the Option Price of the Option and may make any or all other adjustments deemed appropriate by the Committee in good faith, including, without limitation, accelerating the vesting and/or exercise period pertaining to the Option; such adjustment shall be made on a basis that is no less favorable to the Executive than the adjustment, if any, made in respect of such event to options held by persons who are directors and executive officers of the Company is to such holders.

(b)                                 In connection with a Business Combination (as defined in the 2004 Plan), the Committee (as defined in the 2004 Plan), in its sole discretion, may provide for (i) the assumption of the Option by a successor corporation (or a parent or subsidiary thereof), (ii) the substitution for the Option of new awards covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kind of shares and exercise prices, (iii) upon 10 days’ advance notice from the Committee to the Executive, the acceleration of the vesting and/or exercise period pertaining to the Option or (iv) upon 10 days’ advance notice from the Committee to the Executive, (x) the cancellation of any outstanding portion of the Option that is then exercisable and the payment to the holder thereof, in cash or stock, or any combination thereof, of the value of such portion based upon the price per share of Stock received or to be received by other stockholders of the Company in connection with the Business Combination, and (y) the cancellation of the portion of the Option that is not then exercisable.  In the event of any continuation, assumption or substitution contemplated by the foregoing clauses, the Option shall continue in the manner and under the terms so provided.

(c)                                  If, by reason of any adjustment to the Option pursuant to the provisions described above, the Executive shall be entitled to new, additional or different shares of stock or securities of the Company or any other corporation in respect of the Option, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares subject to the Option prior to such adjustment.

5.                                       This Option shall not be assignable or transferable except by will or by the laws of descent or distribution provided, however, that the Executive may transfer all or any portion of the Option to a member of his Immediate Family (as defined under the 2004 Plan), a trust for the benefit of the Executive or any member of his Immediate Family, partnerships in which the Executive or his Immediate Family members and/or trusts are the only partners, and/or any organization exempt under Section 501(c) of the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to the provisions of Section 2, this Option shall be exercisable only by the Executive or his permitted assignee or transferee.

6.                                       Nothing contained in this Agreement shall confer upon the Executive any right with respect to continuance of employment by the Company nor limit in any way the right of the Company to terminate or modify his employment at any time, with or without Cause.

7.                                       Any determination of the Committee as to any adjustments pursuant to Section 4 hereof shall be final, conclusive and binding upon the Executive and any person claiming under or through the Executive, to the extent made by the Committee in good faith.

8.                                       If the Company is for any reason required to withhold any amount under the tax laws or regulations of the United States, any jurisdiction thereof or local government with respect to the transfer of Option Shares upon exercise of the Option (“Withholding Taxes”), the Executive or other person receiving such Shares shall be required to pay the Company the amount of any such Withholding Taxes, such payment to be made in any of the fashions authorized under Section 3(b) above.

9.                                       The Company shall not be required to issue or deliver a certificate for Option Shares unless the issuance and delivery of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges, if any, on which the Company’s shares of Common Stock may, at that time, be listed; provided, however, that the Company shall use reasonable efforts to satisfy, as promptly as possible, any condition (other than those in the Executive’s control) that would permit such issuance or delivery.

10.                                 Notwithstanding anything contained herein to the contrary, in the event that the disposition of Option Shares is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Option Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder.  The certificates evidencing any of such Option Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

11.                                 The provisions of Sections 9, 10, 11(A), 12, 14, 16, and 19 of the Employment Agreement shall be deemed incorporated into this Agreement as if fully set forth herein.  Any claims or disputes arising out of, or relating to, this Agreement shall be deemed “Disputes” to which Section 11(B) of the Employment Agreement applies.

12.                                 The Executive shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon exercise of the Option granted hereunder unless and until certificates representing such shares shall have been issued by the Company.

13.                                 The Company shall, upon and to the extent of any written request from the Executive, use reasonable efforts to assure that all Option Shares shall upon issuance and delivery, be (i) fully registered (at the Company’s expense) under the Securities Act, for both issuance and resale, (ii) registered or qualified (at the Company’s expense) under such state securities laws as the Executive may reasonably request, for issuance and resale and (iii) listed on a national securities exchange or eligible for sale on the NASDAQ National Market and that all such shares, upon issuance, shall be validly issued, fully paid and nonassessable.  The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Agreement and shall pay all original issue taxes with respect to the issuance of Option Shares upon exercise of the Option and all other fees and expenses incurred in connection therewith.

14.                                 “Market Price”, when used with respect to the price of a Share on a particular day, shall mean the closing price for which a Share is purchased that day (or, if no purchases have been made on such day, on the most recent preceding day on which such a purchase occurred) on the principal national securities exchange or national market system on which Shares are then listed or eligible for sale (or, if Shares are not then listed or eligible for sale on any such exchange or market system, the price as determined by agreement between the Parties or, in the absence of such agreement, the price as determined reasonably, and in good faith, by the Board).

RUSS BERRIE AND COMPANY, INC.

BY:

AGREED TO AND ACCEPTED AS OF THE
DATE OF GRANT SET FORTH ABOVE:

ANDREW R. GATTO